EXHIBIT 99.1

NEWS RELEASE

804 East Gate Drive, Suite 200, Mt. Laurel, NJ 08054
for immediate release

inTEST Reports 46% Revenue Growth and Advances 5-Point Strategy
in Third Quarter 2021

●	Net revenue increased 46% over prior-year period to $21.1 million due to strength of semiconductor and industrial markets; multimarket revenue grew 22% sequentially

●	Solid margins resulted in earnings per diluted share of $0.20, in line with guidance

●	Generated strong cash from operations of $4.3 million in the quarter and $8.1 million year-to-date

●	Advancing growth strategy with two acquisitions completed subsequent to quarter end; expected to be more than $0.05 accretive to diluted earnings per share in the first year

●	Increased financial flexibility with new credit facility and enhanced capital structure with low-cost term borrowing following quarter end

Mt. Laurel, NJ - November 5, 2021 - inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets, including automotive, defense/aerospace, industrial, life sciences, semiconductor and telecommunications, today announced financial results for the quarter ended September 30, 2021.

“We delivered solid third quarter results that we believe demonstrate that we are successfully executing on our
5-Point Strategy, which is focused on driving growth and diversifying our markets and customer base. Multimarket revenue grew 22% sequentially and while our semiconductor business declined sequentially, it remains at historically high levels. Our strong margins and net income were in our expected range even as we continue to manage the ongoing challenges of supply chain constraints. Of note, we continued to generate strong cash flow in the quarter and improved our financial flexibility subsequent to quarter end with a new credit facility that will support our long-term strategy,” commented Nick Grant, President and CEO.

Mr. Grant added, “Following the end of the third quarter, we successfully closed two acquisitions in support of our
5-Point Strategy. Each adds to our product platform offerings and technical expertise, while expanding our customer base to adjacent, high-growth markets. Importantly, we believe we can scale these businesses with targeted investments and benefit from secular tailwinds in the life sciences markets.

“While acquisitions will continue to be a key element of our 5-Point Strategy, we are also focused on driving organic growth. We believe our new product development efforts combined with a robust pipeline of new customer opportunities provide catalysts for further differentiation of our business and growth in revenue and profitability over the long-term.”

Third Quarter 2021 Revenue

($ in 000s)	Three Months Ended
					Change				Change
	9/30/2021		6/30/2021		$	%	9/30/2020		$	%
Net Revenue
Multimarket (1)	$7,488	35.4%	$6,143	28.2%	$1,345	21.9%	$7,056	48.9%	$432	6.1%
Semi Market (2)	13,656	64.6%	15,677	71.8%	(2,021)	-12.9%	7,387	51.1%	6,269	84.9%
	$21,144	100.0%	$21,820	100.0%	$(676)	-3.1%	$14,443	100.0%	$6,701	46.4%

(1)	Multimarket: These amounts include all net revenue from markets other than the semiconductor market.
(2)	Semi Market: These amounts include all net revenue from the semiconductor market.

The increase in multimarket revenue reflects the ongoing, broad-based recovery within industrial sectors. The Company also has benefited from new product introductions and the reopening of trade shows, which has resulted in new customer opportunities and wins. The electric vehicle market continues to gain traction with a variety of applications for inTEST’s induction heating technology.

Semi market revenue remained robust as global demand for semiconductors continues to drive investment in the industry.

The Company’s top 5 customers represented approximately 36% of third quarter net revenue with the largest customer representing approximately 14%.

Third Quarter 2021 Operating Results

	Three Months Ended
($ in 000s)			Change			Change
	9/30/2021	6/30/2021	$	%	9/30/2020	$	%
Gross profit	$10,395	$10,962	$(567)	-5.2%	$6,450	$3,945	61.2%
Gross margin	49.2%	50.2%			44.7%

Operating income	$2,549	$3,035	$(486)	-16.0%	$427	$2,122	497.0%
Operating margin	12.1%	13.9%			3.0%

Net earnings (GAAP)	$2,175	$2,609	$(434)	-16.6%	$458	$1,717	374.9%
Net earnings per diluted share (GAAP)	$0.20	$0.24			$0.04

Adjusted net earnings (Non-GAAP) (1)	$2,480	$2,910	$(430)	-14.8%	$750	$1,730	230.7%
Adjusted net earnings per diluted share (Non-GAAP) (1)	$0.23	$0.27			$0.07

Adjusted EBITDA (Non-GAAP) (1)	$3,388	$3,984	$(596)	-15.0%	$993	$2,395	241.2%
Adjusted EBITDA margin (Non-GAAP) (1)	16.0%	18.3%			6.9%

(1)

Adjusted net earnings, adjusted net earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

The sequential change in gross margin reflected higher component material costs not yet fully covered by price improvements as well as changes in product mix and less favorable absorption of fixed manufacturing costs. Year-over-year improvement in gross margin reflects higher volume and improved product mix.

Compared with the second quarter of 2021, selling expense was up $236,000, or 9%, to $2.8 million, primarily reflecting increased headcount, a return to more normal levels of travel as restrictions are lifted, and an increase in spending on new advertising initiatives. Engineering and product development expense remained relatively unchanged compared with the trailing period.

General and administrative expense decreased $149,000, or 4%, compared with the second quarter, while restructuring and other charges decreased $146,000, or 74%, sequentially. The second quarter expense included $347,000 related to non-recurring CFO transition costs. The decrease in CFO transition related costs was partially offset by an increase in expenses related to merger and acquisition activities during the third quarter.

Balance Sheet and Cash Flow Review

Cash and cash equivalents at the end of the third quarter were $18.7 million, up $4.1 million, or 28%, from
June 30, 2021. During the quarter, the Company generated $4.3 million of cash from operations.

In October 2021, inTEST executed a new five-year credit agreement that includes a $25 million non-revolving delayed draw term loan and a $10 million revolving credit facility that replaced its previous $10 million facility, which had no borrowings at the end of the third quarter of 2021. Subsequent to quarter end, the Company used $12 million of its new credit facility and $500,000 in cash for the two acquisitions announced in October, excluding acquisition costs.

Capital expenditures during the third quarter were $114,000, up from $75,000 in the second quarter.

Orders and Backlog Summary

($ in 000s)	Three Months Ended
					Change				Change
	9/30/2021		6/30/2021		$	%	9/30/2020		$	%
Orders
Multimarket	$7,783	36.8%	$8,573	34.1%	$(790)	-9.2%	$7,164	49.7%	$619	8.6%
Semi Market	13,365	63.2%	16,532	65.9%	(3,167)	-19.2%	7,263	50.3%	6,102	84.0%
	$21,148	100.0%	$25,105	100.0%	$(3,957)	-15.8%	$14,427	100.0%	$6,721	46.6%

	As of
			Change			Change
	9/30/2021	6/30/2021	$	%	9/30/2020	$	%

Backlog	$20,428	$20,424	$4	0.0%	$8,722	11,706	134.2%

Demand for the Company’s products and solutions remains robust, while the trend of growth has moderated from recent historical highs. The Company has secured new orders in its targeted cannabis and electric vehicle markets and is making inroads in working with original equipment manufacturers (“OEMs”) to support semi market demand.

Approximately 75% of the September 30, 2021 backlog is expected to convert to sales in the fourth quarter.

Executing Acquisition Strategy

On October 7, 2021, inTEST acquired substantially all of the assets of Z-Sciences Corp., a developer of ultra-cold storage solutions for the life sciences cold chain market. This small, tuck-in transaction enhances the Company’s technology, adds new talent, and provides a low-cost entry into this fast growing, fragmented market.

On October 28, 2021, inTEST expanded its process technology offerings with the acquisition of Videology Imaging Solutions (“Videology”), a global designer, developer and manufacturer of OEM digital streaming and image capturing solutions. Videology’s trailing twelve-month revenue as of the end of September 2021 was approximately $10 million and provided comparable gross margins with inTEST. The Company expects the acquisition to be approximately $0.05 accretive to diluted earnings per share in the first year, which is net of one-time acquisition related expenses of approximately $0.03 per diluted share that are expected to be recognized in the fourth quarter of 2021.

Both acquired businesses will be integrated into inTEST’s Thermal segment.

Fourth Quarter 2021 Outlook

inTEST’s guidance for the fourth quarter of 2021 includes both GAAP and non-GAAP financial measures. A reconciliation between these GAAP and non-GAAP financial measures accompanies this release.

The Company expects fourth quarter 2021 results, which will include the results of Z-Sciences and Videology for a portion of the quarter, to be in the following ranges:

	Low	High
Net revenue	$21.5 million	$22.5 million
Gross margin	Consistent with prior quarter
Net earnings per diluted share (GAAP)	$0.10	$0.14
Adjusted net earnings per diluted share (Non-GAAP)	$0.14	$0.18

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast

The Company will host a conference call and webcast today at 8:30 am ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question and answer session will follow.

To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at: https://ir.intest.com/.

A telephonic replay will be available from 11:30 am ET on the day of the call through Friday, November 12, 2021.

To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13723740 or access the webcast replay via the Company’s website. A transcript will also be posted to the website once available.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets including automotive, defense/aerospace, industrial, life sciences, semiconductor and telecommunications. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach and market expansion. For more information visit www.intest.com.

Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with GAAP, we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, adjusted EBITDA, and adjusted EBITDA margin. Adjusted net earnings (loss) is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings (loss). Adjusted net earnings (loss) per diluted share is derived by dividing adjusted net earnings (loss) by diluted weighted average shares outstanding. Adjusted EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings (loss). Adjusted EBITDA margin is derived by dividing adjusted EBITDA by net revenue. These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as this expense may not be indicative of our current core business or future outlook. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as these expenses may not be indicative of our current core business or future outlook. These measures may be useful to an investor in evaluating the underlying operating performance of our business. The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings (loss) and net earnings (loss) per diluted share to adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share and from net earnings (loss) to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below. The non-GAAP financial measures discussed in this press release may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as our ability to realize the potential benefits of acquisitions or dispositions and the successful integration of any acquired operations; our ability to grow our presence in the life sciences, industrial and international markets; the success of our strategy to diversify our business by entering markets outside the semi market; the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the Semi Market or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908

– financial tables follow –

inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net revenue	$21,144	$14,443	$62,520	$38,948
Cost of revenue	10,749	7,993	31,642	21,564
Gross margin	10,395	6,450	30,878	17,384
Operating expenses:
Selling expense	2,841	1,747	7,849	5,560
Engineering and product development expense	1,334	1,316	4,012	3,825
General and administrative expense	3,620	2,799	10,550	8,525
Restructuring and other charges	51	161	303	207

Total operating expenses	7,846	6,023	22,714	18,117

Operating income (loss)	2,549	427	8,164	(733)
Other income (loss)	(17)	6	2	(44)
Earnings (loss) before income tax expense (benefit)	2,532	433	8,166	(777)
Income tax expense (benefit)	357	(25)	1,170	(262)

Net earnings (loss)	$2,175	$458	$6,996	$(515)

Net earnings (loss) per common share - basic	$0.21	$0.04	$0.67	$(0.05)

Weighted average common shares outstanding - basic	10,496,188	10,269,995	10,422,851	10,247,779

Net earnings (loss) per common share - diluted	$0.20	$0.04	$0.65	$(0.05)

Weighted average common shares and common share equivalents outstanding - diluted	10,792,290	10,287,562	10,694,351	10,247,779

inTEST CORPORATION

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,743	$10,277
Trade accounts receivable, net of allowance for doubtful accounts of $211 and $212, respectively	12,232	8,435
Inventories	9,359	7,476
Prepaid expenses and other current assets	798	776
Total current assets	41,132	26,964
Property and equipment:
Machinery and equipment	5,414	5,356
Leasehold improvements	2,908	2,636
Gross property and equipment	8,322	7,992
Less: accumulated depreciation	(5,925)	(5,642)
Net property and equipment	2,397	2,350
Right-of-use assets, net	5,819	6,387
Goodwill	13,738	13,738
Intangible assets, net	11,503	12,421
Restricted certificates of deposit	100	140
Other assets	40	30
Total assets	$74,729	$62,030

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,849	$2,424
Accrued wages and benefits	2,881	1,944
Accrued professional fees	827	776
Customer deposits and deferred revenue	2,082	396
Accrued sales commissions	836	472
Current portion of operating lease liabilities	1,207	1,215
Domestic and foreign income taxes payable	1,121	825
Other current liabilities	741	804
Total current liabilities	13,544	8,856
Operating lease liabilities, net of current portion	5,332	6,050
Deferred tax liabilities	1,701	1,922
Other liabilities	436	450
Total liabilities	21,013	17,278
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 10,819,294 and 10,562,200 shares issued, respectively	108	106
Additional paid-in capital	28,962	26,851
Retained earnings	24,106	17,110
Accumulated other comprehensive earnings	744	889
Treasury stock, at cost; 33,077 shares	(204)	(204)
Total stockholders' equity	53,716	44,752
Total liabilities and stockholders' equity	$74,729	$62,030

inTEST CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$6,996	$(515)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	2,166	2,378
Provision for excess and obsolete inventory	154	410
Foreign exchange loss	36	33
Amortization of deferred compensation related to stock-based awards	1,094	480
Loss on disposal of property and equipment	20	56
Deferred income tax benefit	(221)	(81)
Changes in assets and liabilities:
Trade accounts receivable	(3,874)	(237)
Inventories	(2,051)	(146)
Prepaid expenses and other current assets	(26)	95
Restricted certificates of deposit	40	-
Other assets	(10)	(5)
Accounts payable	1,425	215
Accrued wages and benefits	942	18
Accrued professional fees	52	47
Customer deposits and deferred revenue	1,697	936
Accrued sales commissions	366	(2)
Operating lease liabilities	(918)	(977)
Domestic and foreign income taxes payable	302	(240)
Other current liabilities	(60)	(60)
Other liabilities	(7)	(5)
Net cash provided by operating activities	8,123	2,400

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(577)	(520)
Net cash used in investing activities	(577)	(520)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock options exercised	1,019	-
Repurchases of common stock	-	(74)
Proceeds from Paycheck Protection Program loans	-	2,829
Repayments of Paycheck Protection Program loans	-	(2,829)
Proceeds from revolving credit facility	-	2,800
Repayments of revolving credit facility	-	(2,800)
Net cash provided by (used in) financing activities	1,019	(74)

Effects of exchange rates on cash	(99)	55

Net cash provided by all activities	8,466	1,861
Cash and cash equivalents at beginning of period	10,277	7,612
Cash and cash equivalents at end of period	$18,743	$9,473

Cash payments for:
Domestic and foreign income taxes	$1,053	$58

inTEST CORPORATION

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings (Loss) (GAAP) to Adjusted Net Earnings (Loss) (Non-GAAP) and Net Earnings (Loss) Per Share – Diluted (GAAP) to Adjusted Net Earnings (Loss) Per Share – Diluted (Non-GAAP):

	Three Months Ended
	9/30/2021	9/30/2020	6/30/2021

Net earnings (GAAP)	$2,175	$458	$2,609
Acquired intangible amortization	309	307	305
Tax adjustments	(4)	(15)	(4)
Adjusted net earnings (Non-GAAP)	$2,480	$750	$2,910

Diluted weighted average shares outstanding	10,792	10,288	10,765

Net earnings per share – diluted:
Net earnings (GAAP)	$0.20	$0.04	$0.24
Acquired intangible amortization	0.03	0.03	0.03
Tax adjustments	-	-	-
Adjusted net earnings per share – diluted (Non-GAAP)	$0.23	$0.07	$0.27

Reconciliation of Net Earnings (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP) and Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	9/30/2021	9/30/2020	6/30/2021

Net earnings (GAAP)	$2,175	$458	$2,609
Acquired intangible amortization	309	307	305
Interest expense	4	4	2
Income tax expense (benefit)	357	(25)	447
Depreciation	172	164	167
Non-cash stock-based compensation	371	85	454
Adjusted EBITDA (Non-GAAP)	$3,388	$993	$3,984

Net revenue	21,144	14,443	21,820
Adjusted EBITDA margin (Non-GAAP)	16.0%	6.9%	18.3%

Reconciliation of Fourth Quarter 2021 Estimated Net Earnings Per Share – Diluted (GAAP) to Estimated Adjusted Net Earnings Per Share – Diluted (Non-GAAP):

	Low	High

Estimated net earnings per share – diluted (GAAP)	$0.10	$0.14
Estimated acquired intangible amortization	0.04	0.04
Estimated tax adjustments	-	-
Estimated adjusted net earnings per share – diluted (Non-GAAP)	$0.14	$0.18

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